Exhibit 99.1

AMRI Announces Second Quarter 2009 Results

ALBANY, N.Y.--(BUSINESS WIRE)--August 4, 2009--AMRI (NASDAQ: AMRI) today reported financial and operating results for the second quarter ended June 30, 2009.

Financial and other significant events for the quarter include:

  Receipt of a $4 million milestone payment from Bristol-Myers Squibb Company for the submission of a Clinical Trial Application (CTA) by BMS to initiate Phase I studies on an AMRI compound exclusively licensed to BMS
  Large scale revenue growth of 18% or $2.9 million from the quarter ended June 30, 2008
  Recurring royalty increase of 13% in the second quarter of 2009 to $8.5 million, compared to $7.6 million in 2008
  A $1.9 million, or $0.04 per basic and diluted share, non-cash inventory write-down related to legacy generic inventories

Second Quarter 2009 Results

Total revenue for the second quarter of 2009 was $51.3 million, a decrease of 11% compared to total revenue of $57.9 million reported in the second quarter of 2008.

Total contract revenue for the second quarter of 2009 was $38.8 million, a decrease of 16% compared to total contract revenue of $46.4 million reported in 2008. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services contract revenue for the second quarter was $11.5 million, a decrease of 22% from $14.8 million in 2008
  Development/Small Scale Manufacturing contract revenue for the second quarter was $8.1 million, a decrease of 47% from $15.3 million in 2008
  Large Scale Manufacturing contract revenue for the second quarter was $19.2 million, an increase of 18% from $16.3 million in 2008

Recurring royalties in the second quarter of 2009 were $8.5 million, an increase of 13% compared to recurring royalties of $7.6 million reported in 2008. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Milestone revenue resulting from the company’s 2005 licensing agreement with BMS was $4 million in the second quarter of 2009. In May, AMRI announced that a Clinical Trial Application (CTA) had been filed in Sweden related to an AMRI compound being developed under its license and research agreement with BMS, triggering the payment to AMRI. This is the second AMRI compound from this collaboration to be selected by Bristol-Myers Squibb for Phase I testing. BMS initiated a Phase I study on a separate AMRI compound in Canada in June 2008.

Second quarter 2009 results include $1.9 million, or $0.04 per basic and diluted share, of non-cash inventory write-downs primarily related to a legacy generic API.

Net income under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the second quarter of 2009 was $179,000 or $0.01 per basic and diluted share, compared to net income of $5.7 million or $0.18 per basic and diluted share in the second quarter of 2008.

Year-to-Date

Total revenue for the six-month period ended June 30, 2009 was $105.3 million, a decrease of $6.2 million or 6% compared to $111.5 million for the same period in 2008.

Total contract revenue for the first six months of 2009 of $82.0 million represented a decrease of $9.7 million or 11% over the same period in 2008.

  Contract revenue for Discovery Services in the six-month period ended June 30, 2009 was $23.1 million, a decrease of 18% from $28.2 million in 2008
  Contract revenue for Development/Small Scale Manufacturing in the six-month period ended June 30, 2009 was $19.0 million, a decrease of 33% from $28.5 million in 2008
  Contract revenue for Large Scale Manufacturing in the six-month period ended June 30, 2009 was $39.9 million, an increase of 14% compared to $35.0 million in the six-month period ended June 30, 2008

Milestone revenue resulting from the company's 2005 licensing agreement with BMS for the first half of 2009 was $4 million, compared to total milestone revenue of $4 million in the first half of 2008.

Recurring royalties from Allegra® for the first six months of 2009 were $19.3 million, an increase of 22% compared to royalty revenue of $15.8 million in 2008.

Net income under U.S. GAAP in the first half of 2009 was $2.1 million or $0.07 per basic and diluted share, compared to net income of $10.4 million or $0.33 per basic and diluted share in the first half of 2008.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2009 and 2008 reporting period, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D'Ambra said, “The business climate for our contract services business continues to be challenging during this economic downturn. Our revised financial guidance reflects primarily a demand for our Development/Small Scale business at lower than historical levels. We are continuing to implement cost containment activities by both restricting expenditures and streamlining operations, with the objective of returning our core contract business to cash flow positive results in 2010. We believe these efforts position us to realize a more rapid return to profitability when growth returns in this segment of our business. We continue to believe that long term prospects for outsourcing remain strong and that AMRI is uniquely and well positioned in our space.”

Dr. D’Ambra continued, “With regard to our R&D efforts, we are utilizing our scientific resources and investing to improve the manufacturing process for several of our legacy generic products, as well as our own proprietary tubulin inhibitor compound, currently in Phase I testing. On the proprietary R&D front, our MCH-1 receptor antagonist program, offering a promising new approach for the treatment of obesity, advanced into preclinical testing this quarter, our sixth program to advance into this stage. As evidenced by the success of our collaboration with BMS and the Allegra® royalty revenues we have generated to date, we are confident in the potential for our proprietary development activities to drive significant value by generating additional milestone and royalty revenues in the future.”

Liquidity and Capital Resources

At June 30, 2009, AMRI had cash, cash equivalents and marketable securities of $100.4 million, compared to $87.5 million at December 31, 2008.

Total debt at June 30, 2009 was $13.5 million, down from $13.7 million at December 31, 2008. Cash, cash equivalents, and marketable securities, net of debt, were $86.9 million at June 30, 2009. Total common shares outstanding, net of treasury shares, were 31,630,453 at June 30, 2009.

The increase of $12.9 million in cash, cash equivalents and marketable securities in the first half of 2009 was due to operating cash flows of $24.8 million, driven primarily by the receipt of a $10 million sub-license fee from sanofi-aventis U.S. LLC and the collection of customer receivables. These increases in cash and equivalents were partially offset by capital expenditures of $11.9 million.

2009 Financial Guidance Update

AMRI Chief Financial Officer Mark T. Frost provided contract revenue and earnings per share (“EPS”) guidance for the third quarter and revised guidance for the full year 2009. “In the third quarter, we expect contract revenue to range from $37 million to $41 million, a decrease of 24% to 32% from the third quarter of 2008. For the full year 2009, we expect contract revenue to range from $154 million to $162 million, a decrease of 17% to 21% versus 2008.”

Mr. Frost continued, “With regard to our royalty revenues from worldwide sales of Allegra® and certain generic forms of Allegra®, we expect third quarter royalties of approximately $6 to $7 million and full year 2009 royalties of approximately $32 to $34 million. For the third quarter, we expect a loss per share of between $0.02 and $0.05. For the full year we expect EPS to range from $0.03 to a loss of $0.03, which includes the impact of the $1.9 million, or $0.04 per basic and diluted share, of non-cash inventory write-downs primarily related to a legacy generic API recorded in the second quarter of 2009.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

  The commencement of a new collaboration agreement between AMRI and CHDI Foundation, Inc., a non-profit organization pursuing drugs that delay or slow Huntington’s disease (HD), focused on the discovery of new therapeutic agents for the treatment of this disease.
  ChemStewards® certification of the company’s U.S. manufacturing operation. ChemStewards® is the flagship environmental, health, safety and security (EHS&S) continuous performance improvement program of the Society of Chemical Manufacturers and Affiliates (SOCMA) designed specifically for the batch, custom and specialty chemical industry. The award specifically recognizes the site’s successful efforts to go above and beyond the minimum for federal EHS&S compliance.
  The addition of clinical formulations capabilities using Xcelodose® technology, extending AMRI’s currently available API manufacturing and preformulation services to include the manufacture of GMP and non-GMP drug products at our US large scale manufacturing site.
  Bristol-Myers Squibb Company’s submission of a Clinical Trial Application (CTA) to the Medical Products Agency (MPA) in Sweden for approval to initiate Phase I studies on an AMRI compound exclusively licensed to Bristol-Myers Squibb. AMRI received a $4 million milestone payment from BMS as a result of the collaborative agreement between the two companies.
  The selection of a compound from the company’s proprietary obesity treatment research program for advanced preclinical testing, with the goal of submitting an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) in 2010. Pending favorable results in toxicity and safety pharmacology testing, AMRI estimates submission for an IND in the first half of 2010.
  The successful relocation of the company’s Bothell, Washington research unit to 44,000 square feet of newly refurbished laboratory and office space, resulting in substantial improvements in operational efficiencies through consolidation of staff and services and providing capacity for subsequent growth.

  The successful construction and move into 32,300 square feet (3,000 square meters) of state-of-the-art chemistry R&D laboratories and administrative space in Budapest, Hungary, marking a significant milestone in the company’s plan to transform its European hub into a higher value discovery services business through consolidation of multiple locations, equipment and operating costs.
  Enhancements to its India operations and leadership team, supporting the establishment of an integrated offering of chemical development and manufacturing services as part of an effort to increase efficiencies of AMRI’s global operations and to reduce costs.

Second Quarter Conference Call

The company will hold a conference call at 10:00 a.m. EDT on Wednesday, August 5, 2009 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. To listen to the conference call, dial 888-539-3686 (for domestic calls) or 719-325-2323 (for international calls) at 9:45 a.m. EDT and provide conference code 1479331. In addition, the call is being webcast on the Internet and can be accessed on the company’s website, www.amriglobal.com.

Replays of the call will be available for seven days following the call beginning at noon EDT on August 5, 2009. To access the replay by telephone, call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use passcode 1479331. In addition, replays of the call will be available for three months on the company’s website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the third quarter and full year 2009, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2009 Financial Guidance Update”, statements regarding the strength of the company's business and prospects, statements concerning the expected nomination of pre-clinical candidates in certain of the company’s programs, and statements concerning the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on March 13, 2009, and the company's other SEC filings. Revenue and other earnings related guidance offered by senior management today represent a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income from operations, net income and earnings per diluted share adjusted to exclude certain restructuring charges in the 2009 period and certain income tax related adjustments and restructuring charges in the 2008 period. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Table 1: Reconciliation of second quarter 2009 and 2008 reported income from operations, net income and earnings per diluted share to adjusted income from operations, adjusted net income and adjusted earnings per share:

Table 1
(Dollars in thousands, except per share data)
Non-GAAP Measures

	Second	Second	YTD	YTD
	Quarter	Quarter	June 30,	June 30,
	2009	2008	2009	2008
Income from operations, as reported	$385	$8,987	$2,980	$13,304
AMR Hungary restructuring	(15)	1,833	(15)	1,833
Amortization of contract intangible	-	220	-	220
Income from operations, as adjusted	$370	$11,040	$2,965	$15,357

Net income, as reported	$179	$5,677	$2,121	$10,416
AMR Hungary restructuring	$(15)	1,833	(15)	1,833
Amortization of contract intangible	$-	220	-	220
Income taxes	-	-	-	(1,640)
Net income, as adjusted	$164	$7,730	$2,106	$10,829

Earnings per diluted share, as reported	$0.01	$0.18	$0.07	$0.33
AMR Hungary restructuring	-	0.06	-	0.06
Amortization of contract intangible	-	-	-	-
Income taxes	-	-	-	(0.05)
Earnings per diluted share, as adjusted	$0.01	$0.24	$0.07	$0.34

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except for per share data)	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Contract revenue	$38,782	$46,362	$82,026	$91,699
Recurring royalties	8,524	7,573	19,310	15,806
Milestone revenue	4,000	4,000	4,000	4,000
Total revenue	51,306	57,935	105,336	111,505

Cost of contract revenue	36,696	33,531	73,339	69,759
Technology incentive award	920	837	2,025	1,656
Research and development	4,601	2,935	7,986	5,844
Selling, general and administrative	8,719	9,812	19,021	19,109
Restructuring	(15)	1,833	(15)	1,833
Total operating expenses	50,921	48,948	102,356	98,201

Income from operations	385	8,987	2,980	13,304

Interest income, net	100	256	211	778
Other (expense) income, net	(517)	208	(189)	149

(Loss) income before income taxes	(32)	9,451	3,002	14,231

Income tax (benefit) expense	(211)	3,774	881	3,815

Net income	$179	$5,677	$2,121	$10,416

Basic earnings per share	$0.01	$0.18	$0.07	$0.33

Diluted earnings per share	$0.01	$0.18	$0.07	$0.33

Albany Molecular Research, Inc.
Selected Consolidated Balance Sheet Data
(unaudited)

	June 30,	December 31,
(Dollars in thousands, except for per share data)	2009	2008

Cash, cash equivalents and marketable securities	$100,361	$87,470
Accounts receivable, net	32,052	38,529
Royalty income receivable	8,388	6,670
Inventory	25,657	28,670
Total current assets	179,806	174,515
Property and equipment, net	171,400	167,502
Total assets	398,794	390,684

Total current liabilities	33,212	33,822
Long-term debt, excluding current installments	13,212	13,482
Total liabilities	68,057	64,004
Total stockholders’ equity	330,737	326,680
Total liabilities and stockholders’ equity	398,794	390,684

CONTACT:
Media:
AMRI Corporate Communications
Andrea Schulz, 518-512-2226
or
Investors:
AMRI Director of Investor Relations
Peter Jerome, 518-512-2220